Exhibit 10.15

August 31, 2011

Ms. Julie Shiflett

Dear Julie:

On behalf of Red Lion Hotels Corporation, we are delighted to offer you the position of Executive Vice President, Chief Financial Officer for Red Lion Hotels Corporation. In your new position, you will report to me in my role as the President and Chief Executive Officer.

Your appointment as an executive officer of Red Lion Hotels Corporation would be subject to formal appointment by our Board of Directors. After appointment, and so long as you are an executive officer, the details of your hire, your compensation and of any acquisitions and dispositions of stock of Red Lion would be subject to Securities Exchange Commission reporting rules.

The following outlines the employment package for your position.

START DATE: Thursday September 1, 2011

POSITION: Chief Financial Officer for Red Lion Hotels Corporation located in Spokane, Washington. Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by your supervisor.

COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $9,615.40 which is equivalent to $250,000.00 per year, subject to normal withholdings and payroll taxes. Our company’s pay periods run on a biweekly basis.

BONUS: In addition to your base salary, you may be eligible to earn a bonus if you are actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in the Variable Pay Plan (“VPP”), as may be amended from time to time. Bonus targets and goals for achievement of bonuses by executive officers are set by the Compensation Committee of the Board of Directors. For reference purposes, the target bonus for 2011 for the CFO position was 30% of base salary.

EQUITY GRANT: Within 30 days after your hire, you will receive restricted stock units (“RSUs”) equivalent to 50% of your annual salary. These RSUs will be subject to the approval of the Compensation Committee of the Board of Directors and the Company’s 2006 Stock Incentive Plan and will vest on the one (1) year anniversary of the date of issuance, provided that you are still employed by the Company at that time.

You will also be eligible to receive additional issuances from time to time of equity incentives granted by the Compensation Committee of the Board of Directors. For reference purposes, in May of each of the last two calendar years, the Compensation Committee approved equity awards equal in value to 40% of the Chief Financial Officer’s base salary, in each case in the form of RSUs vesting over four years.

ANNUAL PERFORMANCE EVALUATION: Performance evaluations are generally conducted annually on or about February 1st of each year. Red Lion may increase your salary based upon the annual performance evaluation or other facts. Any wage increase may be pro-rated based on the date you began working in this position.

BENEFITS: You will be eligible to participate in all standard employee benefit programs on the same terms and conditions as other Red Lion Vice Presidents, as they may be modified from time to time, including:

•	Medical and Dental insurance eligible the first of the month following your hire date

•	Employee Assistance Program (EAP)

•	Long Term Disability insurance coverage starting the first of the month following your hire date

•	Flexible Spending Account – Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your hire date for the following 1st of the month effective date

•	AFLAC – Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following date of hire and also during open enrollment periods

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Paid vacation. You will be eligible for 4 weeks paid vacation each year of your employment. Within your first year of employment, this allowed vacation time does not apply to the RLH Vacation Policy. As such, in your first year of service, these approved but unearned vacation hours will not be entered into our payroll system until requested and taken. Should your employment with RLH end before you have earned vacation hours under our normal vacation policy, this approved but unearned vacation will not be paid out at separation nor will it be subject to any rollover consideration. Following your one year anniversary your vacation hours will be subject to the RLH vacation policy, as detailed in the RLH benefits handbook.

•	Paid sick leave

•	A special paid Year-End Break to be taken each calendar year between December 25 and January 1

•	Eight (8) paid holidays each year and one (1) personal day

•	Participation in the RLH 401(k) Retirement Savings Plan with a discretionary match which, if made, will be on a graduated basis based on length of service, eligible on your hire date

•	Direct Deposit

•	Option to purchase shares of RLH stock at a 15% discount through payroll deduction under Red Lion’s Employee Stock Purchase Plan

•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your hire date

•	Continuing education reimbursement

•	Gold status Alaska airlines, if available

•	Discounted Red Lion Family of Hotels accommodations for you and your family

A benefit book will be provided to you upon the commencement of your employment, describing RLH’s benefits and eligibility requirements in detail. You will also receive a copy of RLH’s Associate Handbook with information regarding the Company’s policies and procedures.

SEVERANCE BENEFITS

If the Company terminates your employment without Cause (defined below) prior to September 1, 2013, the Company will, (i) pay you a lump sum payment equal to your earned but unpaid bonus under the VPP for the prior fiscal year, (ii) pay you a lump sum payment equal to your target bonus under the VPP for the fiscal year in which the termination occurs prorated for the portion of the year elapsed at the time of the termination, and (iii) pay you a lump sum payment equal to the Executive’s total cash compensation for the previous fiscal year (but not less than $250,000). In addition, if the Company terminates your employment without Cause prior to September 1, 2013, (i) the Company shall accelerate vesting on any portion of any equity grant previously made to you under the Company’s 2006 Stock Incentive Plan, or any successor plan, that would otherwise have vested within twelve (12) months after the date of your termination; and (ii), all Company imposed restrictions on any restricted stock issued to you shall be terminated upon the termination of your employment and all restricted stock awarded to you but not yet issued shall be promptly issued.

UPON CHANGE OF CONTROL: If there is a Change of Control (defined below) and there is a Constructive Termination (defined below) of your employment without Cause within twelve (12) months after such Change of Control, you will be entitled to a lump sum payment equal to one year of your then current annual salary. Upon any Change of Control, (i) the Company shall accelerate vesting on any portion of any equity grant previously made to you under the Company’s 2006 Stock Incentive Plan, or any successor plan, that would otherwise have vested within twenty-four (24) months after the date of the termination of your employment; and (ii) all Company imposed restrictions on any restricted stock issued to the you shall be terminated upon the termination of your employment and all restricted stock awarded to you but not yet issued shall be promptly issued.

As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of novo contendere to) an offense which is a felony in the jurisdiction involved.

“Constructive Termination” shall be deemed to occur if (A) without your consent, (i) there is a significant reduction in your overall scope of duties, authorities and responsibilities (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that you may not retain as senior a position overall within the larger combined company as your prior position within the Company), (ii)

you are required to relocate your place of employment, other than a relocation within 40 miles of Spokane, Washington, or (iii) there is a reduction of more than 20% of your base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the Company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company) and (B) within the thirty (30) day period immediately following such material adverse change or reduction, you elect to terminate your employment voluntarily.

As used herein, the term “Change of Control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by an investor group, adoption of a sale or liquidation plan of substantially all of the assets of the Company or other similar transaction or series of transactions involving the Company, or the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by an investor group.

PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.

LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of RLH. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of RLH either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by RLH or by third parties for the benefit of RLH. Your membership on Boards of Directors and your ownership in CFO Outsourcing, LLC (dba NWCFO) are considered exempted activities as long as they do not involve any material conflict of interest with the interests of RLH.

NONSOLICITATION: You agree that during your employment the Company and for a period of twelve months thereafter you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.

COMPLAINT RESOLUTION: By accepting this offer with RLH, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate RLH supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, RLH is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause.

DRUG SCREEN AND BACKGROUND CHECK: RLH has a vital interest in maintaining safe, healthful and efficient working conditions for its employees. With this in mind, employment at RLH is contingent on your satisfactory completion of a drug screen and background check.

ENTIRE AGREEMENT: This letter contains all of the terms of your employment with RLH, and supersedes any prior understandings or agreements, whether oral or in writing.

Red Lion Hotels Corporation reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

Julie, we are pleased and proud to be adding your talents to a management team that is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for ongoing success of Red Lion Hotels Corporation.

Sincerely,

/s/ Jon E. Eliassen
Jon E. Eliassen
President and Chief Executive Officer Red Lion Hotels Corporation

Accepted this 31st day of August, 2011

/s/ Julie Shiflett
Employee Signature